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                                                                   Exhibit 10.16

                                CREDIT AGREEMENT

      THIS CREDIT AGREEMENT (this "Agreement") is entered into as of August 1, 2007, by and between CorVel Corporation, a placeStateDelaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

      Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

      NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                    ARTICLE I
                                  CREDIT TERMS

      SECTION 1.1. LINE OF CREDIT.

      (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 1, 2008, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of August 1, 2007 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

      (b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

      SECTION 1.2. STANDBY LETTERS OF CREDIT.

      (a) Standby Letters of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to issue or cause an affiliate to issue (i) a standby letter of credit for the account of Borrower and for the benefit of Montana State Fund for financing in the event of non-payment (the "Standby Letter of Credit A") in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) and (ii) a standby letter of credit for the account of Borrower and for the benefit of Travelers Insurance for financing in the event of non-payment (the "Standby Letter of Credit B") in the principal amount of Four Million Two Hundred Eighty Five Thousand Dollars ($4,285,000.00). The form and substance of Standby Letter of Credit A and Standby Letter of Credit B shall be subject to approval by Bank, in its sole discretion. Standby Letter of Credit A shall have an expiration date of December 31, 2008, and Standby Letter of Credit B shall have an expiration date of May 26, 2008 with each such letter of credit to be subject to the additional terms of the Letter of Credit agreement, application and any related documents required by Bank in connection with the issuance thereof (the "Letter of Credit Agreement"). Neither the issuance nor existence of Standby Letter of Credit A or Standby Letter of Credit B (with Standby Letter of Credit A and Standby Letter of Credit B each being


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sometimes hereinafter referred to as a "Letter of Credit") shall reduce the amount of advances available to Borrower under the Line of Credit.

      (b) Repayment of Drafts. Each drawing paid under each Letter of Credit shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Agreement.

      SECTION 1.3. INTEREST/FEES.

      (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith, and the amount of each drawing paid under each Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower at the rate set forth in the Letter of Credit Agreement.

      (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

      (c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Twelve Thousand Dollars ($12,000.00), which fee shall be due and payable in full upon the execution of this Agreement.

      (d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to eight hundred fifty thousandths percent (0.850%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

      SECTION 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 415-9624063 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

      Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

      SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a material adverse effect on Borrower.


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      SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

      SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

      SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

      SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated March 31, 2006, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, subject, in the case of interim statements, to year-end adjustments, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied, except for, in the case of interim statements, the absence of footnotes. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank, Permitted Liens, as defined in Section 5.3, below, or as otherwise permitted by Bank in writing.

      SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year, except for assessments or adjustments the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with generally accepted accounting principles have been provided for on the books of Borrower.

      SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

      SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the


                                      -3-
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failure to so possess could not reasonably be expected to have a material adverse effect on Borrower.

      SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

      SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, where such default does not otherwise constitute an Event of Default under Section 6.1(d) or could not reasonably be expected to have a material adverse effect on Borrower.

      SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                   ARTICLE III
                                   CONDITIONS

      SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

      (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

      (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

      (i) This Agreement and each promissory note or other instrument or document required hereby.

      (ii)  Corporate Resolution: Borrowing.

      (iii) Certificate of Incumbency.



                                      -4-
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      (iv)  Such other documents as Bank may reasonably require under any other
            Section of this Agreement.

      (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

      (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

      SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

      (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and except representations or warranties for which exceptions thereto have been disclosed in writing to Bank and have been approved (with such approval in the sole discretion of Bank) by Bank in writing, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

      (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

      (c) Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower.

                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS

      Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

      SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.


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      SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time (and so long as no Event of Default exists, upon reasonable notice to Borrower), to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

      SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

      (a) not later than 120 days after and as of the end of each fiscal year, a copy of the 10K report filed with the Securities Exchange Commission, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows;

      (b) not later than 45 days after and as of the end of each quarter, a copy of the 10Q report filed with the Securities Exchange Commission, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows;

      (c) from time to time such other information as Bank may reasonably request.

      SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, except, in each case (other than with respect to Borrower's existence), where the failure to do so could not be reasonably expected to have a material adverse effect upon Borrower.

      SECTION 4.5. INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

      SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained other than properties which are obsolete, worn out, or no longer useful in Borrower's business.

      SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

      SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $5,000,000.00 or in which an


                                      -6-
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adverse judgment could reasonably be expected to have a material adverse effect upon Borrower.

      SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

      (a) Current Ratio not less than 1.25 to 1.0 at any time, with "Current Ratio" defined as total current assets divided by total current liabilities.

      (b) Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

      (c) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $1.00 on a rolling 4-quarter basis, determined as of each fiscal quarter end.

      SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain unless replaced by another policy which satisfies the requirements under Section 4.5, above, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property where such loss could reasonably be expected to have a material adverse effect upon Borrower.

                                    ARTICLE V
                               NEGATIVE COVENANTS

      Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

      SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

      SECTION 5.2. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity unless Borrower is the surviving entity and remains in compliance with all terms and conditions of the Loan Documents; engage in any material business not reasonably related to Borrower's business as the date of this Agreement; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, provided that Borrower may sell, lease, transfer or dispose of up to 15% of its assets in any fiscal year, provided that Borrower receive


                                      -7-
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fair consideration therefor; nor acquire all or substantially all of the assets of any other person of entity, provided that, any Acquisition by Borrower shall be permitted which is either (a) consented to by Bank in writing prior thereto or (b) where:

      (1) the business, division or operating units acquired are for use, or the person acquired is engaged, in businesses reasonably related to the businesses conducted by Borrower at the time of such Acquisition;

      (2) immediately before and after giving effect to such Acquisition, no Event of Default shall exist;

      (3) the aggregate consideration to be paid by Borrower (including consideration consisting of equity in Borrower and/or any debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with generally accepted accounting principles) in connection with (i) such Acquisition (or any series of related Acquisitions) is less than $40,000,000 and (ii) all Acquisitions after the date of this Agreement is less than $100,000,000;

      (4) in the case of the Acquisition of any person, the board of directors or similar governing body of such person has approved such Acquisition and such person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate any applicable law; and

      (5) if the Acquisition is structured as a merger, Borrower is the surviving entity.

      For purposes of this provision the following terms have the meanings assigned to them:

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
      (a) the acquisition of all or substantially all of the assets of a person, or of all or substantially all of any business or division of a person (other than a person that is already a Subsidiary),(b) the acquisition of the Capital Securities (including the acquisition of any rights, warrants or options to acquire the Capital Securities) of any person (other than a person that is already a Subsidiary), or any other combination with another person (other than a person that is already a Subsidiary).

            "Capital Securities" means, with respect to any person, all shares, interest, participations or other equivalents (however designated, whether voting or non-voting) of such person's capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interest a limited liability company, limited or general partnership interest in a partnership, interests in trust, interests in joint ventures, interests in other unincorporated organizations or any other equivalent of such ownership interest.

            "Subsidiary" means, with respect to any person, a corporation, partnership limited liability company or other entity of which such person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.


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      SECTION 5.3. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien (as hereinafter defined) upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the following (each of the following, a "Permitted Lien"):

            (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which reasonable reserves have been established by Borrower;

            (b) Liens in respect of property or assets of Borrower imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business;

            (c) Liens created in favor of the Bank;

            (d) Liens existing on the date hereof to the extent listed, and the property subject thereto described, on Schedule 5.3 and any subsequent extensions or renewals thereof which does not include an increase in the principal amount secured thereby or in the property subject thereto;

            (e) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 6.1 (e), so long as no cash or property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) is deposited or delivered to secure any such judgment(s) and award(s) and appeal bond(s) in respect thereof, the fair market value of which exceeds $5,000,000 in aggregate;

            (f) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, to the extent required by law, or (ii) to secure the performance of tenders, surety bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business not involving in excess of $5,000,000 in aggregate amount, and any subsequent extensions or renewals thereof which does not include an increase in the principal amount secured thereby or in the property subject thereto;

            (g) licenses, leases or subleases granted to other persons not interfering in any material respect with the business of Borrower;

            (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower;

            (i) banker's Liens, rights of setoff and similar Liens in respect of operational and payment risks (but not, in any event, indebtedness for borrowed money) under deposit accounts established and maintained by Borrower in the ordinary course of business;




                                      -9-
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            (j) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

            (k) any interest or title of a lessor under any true lease;

            (l) Liens upon assets of Borrower subject to capital leases in an amount not exceeding $10,000,000 at any time outstanding and any subsequent extensions or renewals thereof which does not include an increase in the principal amount secured thereby or in the property subject thereto, provided that (x) such Liens only serve to secure the payment of debt arising under such capital leases and (y) the Liens encumbering the assets giving rise to such capital leases do not encumber any other assets of Borrower;

            (m) purchase money Liens placed upon assets of Borrower used in the ordinary course of business of Borrower at the time of the acquisition thereof by the Borrower to secure the payment of debt incurred to pay all or a portion of the purchase price thereof or to secure debt incurred solely for the purpose of financing the acquisition of any such assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) such Liens only serve to secure the payment of debt arising in connection with such acquisition of such assets and (y) the Liens encumbering such assets do not encumber any other assets of Borrower;

            (n) Liens on the assets of acquired in connection with an Acquisition permitted under Section 5.2 and any subsequent extensions or renewals thereof which does not include an increase in the principal amount secured thereby or in the property subject thereto, provided that such Liens existed at the time of such Acquisition, and provided further that such Lien does not encumber additional property after such acquisition is consummated or increase the principal amount secured thereby after such acquisition is consummated;

            (o) Liens consisting of customary restrictions on transfers of assets contained in agreements related to the sale thereof pending consummation of the sale thereof, provided that such Liens apply only to the assets to be sold and the sale of such assets is otherwise permitted under the terms of this Agreement ;and

            (p) Liens granted by Borrower on Non-Trading Assets, with "Non-Trading Assets" defined as property or assets of Borrower other than cash, cash equivalents, deposit accounts, accounts, accounts receivable and other rights to payment, provided, that subsection 5.3(i) above shall not be limited by this subsection 5.3(p).


For purposes of this Agreement, the term "Lien" has the following meaning:

"Any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capital lease), in, of or on any assets or properties of Borrower, now owned or hereafter acquired, whether arising by agreement or operation of law."


                                      -10-
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                                   ARTICLE VI
                                EVENTS OF DEFAULT

      SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

      (a) Borrower shall fail to pay any principal or interest when due, or any fees or other amounts payable under any of the Loan Documents within five (5) days after the date due.

      (b) Any financial statement or certificate furnished to Bank in connection with this Agreement, or any representation or warranty made by Borrower under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

      (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days after the earlier of the date Borrower receives written notice thereof from Bank, or Borrower first knew (or, had reasonable diligence been used) should have known thereof.

      (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower which is a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank, and where, in the case of a creditor or creditors other than Bank, the aggregate amount of such obligations in default exceeds $5,000,000, and, in the case of Bank, the aggregate amount of such obligations in default exceeds $50,000.

      (e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor, provided that, the aggregate amounts subject to such action(s) pending at any time and not fully covered by third party insurance exceeds $5,000,000 and any action(s) which if so stayed or dismissed would result in an Event of Default not occurring under this Section 6.1(e), is not stayed or dismissed within 30 days after it is commenced without expenditure of funds other than for legal expenses and from proceeds of insurance payable by reason of such judgment, levy or attachment.

      (f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state


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
or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed within 30 days after it is commenced, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

      (g) The death or incapacity of any individual Borrower or Third Party Obligor. The dissolution or liquidation of Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor.

      (h) Any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower in a single or in affiliated transactions.

      SECTION 6.2. REMEDIES. Upon the occurrence and the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and upon written notice become immediately due and payable without presentment, demand, protest or other notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law, provided that no written notice under clause (a) shall be required with respect to an Event of Default arising under
Section 6.1(f). All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

      SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

    BORROWER: CorVel Corporation
              601 S. W. Second Avenue, Suite 1400
              Portland, Oregon 97201



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
    BANK:     WELLS FARGO BANK, NATIONAL ASSOCIATION
              1300 S. W. Fifth Avenue
              Portland, Oregon 97201

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

      SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

      SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder provided that any transferee of such documents or information shall have agreed in writing to maintain the confidentiality thereof.

      SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

      SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

      SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

      SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

      SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

      SECTION 7.11. ARBITRATION.

      (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

      (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association ("AAA");
(ii) be governed by the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

      (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

      (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

      (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

      (f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

      (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

      (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 7.12. CONFIDENTIALITY

      (a) Confidential Information. As used herein, the term "Confidential Information" shall mean all non-public, confidential and/or proprietary information of Borrower, now or at any time hereafter provided to Bank by Borrower, or any of Borrower's officers, employees, agents or representatives, in connection with this Agreement.

      (b) Use of Information. The Confidential Information will be used by Bank solely for the purpose of evaluating Borrower's credit requests and/or Bank's ongoing credit accommodations to Borrower.

      (c) Confidentiality. Bank will keep all the Confidential Information confidential, and will not disclose any of the Confidential Information to any person or entity, except disclosures: (i) to federal and state bank examiners, and other regulatory officials having jurisdiction over Bank, (ii) to Bank's legal counsel and auditors, (iii) to other professional advisors to Bank, (iv) to Bank's representatives (which shall include, without limitation, all other banks and companies affiliated with Wells Fargo & Company) who need to know the Confidential Information for the purpose of evaluating Borrower's credit requests and/or Bank's ongoing credit accommodations to Borrower, it being expressly understood and agreed that such representatives shall be informed of the confidential nature of the Confidential Information, and shall be required by Bank to treat the Confidential Information as confidential in accordance with the terms and conditions hereof; (v) as otherwise required by law or legal process, (vi) to any actual or potential assignee of or participant in Bank's rights and interests under the Loan Documents, so long as such person or entity agrees in writing to be bound by the provisions of this Section 7.12, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (viii) as otherwise authorized by Borrower in writing.

      (d) Legal Process. In the event that Bank or any of its representatives becomes legally compelled to disclose any of the Confidential Information pursuant to Section 7.12(c)(v) above, then Bank, except as otherwise required by law, will provide notice thereof to Borrower so that Borrower, at its sole option (but without obligation to do so), may attempt to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

      (e) Public Information. The confidentiality requirement set forth herein shall not extend to any portion of the Confidential Information that: (a) is or becomes generally available to the public other than as a result of a disclosure by Bank or its representatives; (b) is or becomes available to Bank on a non confidential basis by Borrower or any officer, employee, agent or representative of Borrower prior to its disclosure by Bank (c) is or becomes available to Bank from a source other than Borrower not known to Bank to be under an obligation of confidentiality to the Company; or (d) is independently developed by Bank without the use of the Confidential Information.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                              WELLS FARGO BANK,
CorVel Corporation                              NATIONAL ASSOCIATION

By:                                           By:
   -------------------------                      -----------------------
     Scott McCloud                                       Dawn Mace Moore
     Chief Financial Officer                             Vice President